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                                                                     EXHIBIT 8.1

                         Bracewell & Patterson, L.L.P.
                           711 Louisiana, Suite 2900
                           Houston, Texas 77002-2781
                              Phone: 713.223.2900
                               Fax: 713.221.1212

                                 March 20, 2002

Texas United Bancshares, Inc.
202 West Colorado Street
LaGrange, Texas 78945-2206
Attention: Mr. L. Don Stricklin, President and CEO

Ladies and Gentlemen:

We have acted as counsel to Texas United Bancshares, Inc. ("Texas United"), a Texas corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, in connection with the merger (the "Merger") of The Bryan-College Station Financial Holding Company ("Company"), a Delaware corporation which is a registered savings and loan holding company under the Home Owners Loan Act, with and into Texas United Acquiring Corp., a Texas corporation and a wholly-owned subsidiary ("Merger Sub") of Texas United, pursuant to the terms of the Agreement and Plan of Reorganization dated as of November 5, 2001 by and between the Company and Texas United (the "Merger Agreement"). Texas United has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 with respect to the Merger (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act").

We have examined originals or copies of the Registration Statement and such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of Texas United and the Company, and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

On the basis of the foregoing and upon consideration of applicable law, we are of the opinion that, subject to the qualifications stated therein, the discussion as to the United States federal income tax matters set forth under the caption "Material United States Federal Income Tax Consequences of the Merger" in the proxy statement-prospectus, which forms a part of the Registration Statement, summarizes the material United States federal income tax consequences relevant to the Merger.


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Texas United Bancshares, Inc.
March 20, 2002
Page 2


We hereby consent to the filing of this opinion with the Commission as Exhibit
8.1 to the Registration Statement and to the references to our firm under the heading "Legal Matters" in the proxy statement-prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations thereunder.

                                        Very truly yours,

                                        /s/ Bracewell & Patterson, L.L.P.

                                        Bracewell & Patterson, L.L.P.